Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190638

PROSPECTUS

766,670 Shares

Common Stock

This prospectus relates to resales of shares of common stock previously issued, or to be issued, by us in connection with a recent acquisition (the “Acquisition”). Pursuant to that certain Share Purchase Agreement, dated July 9, 2013 (the “Purchase Agreement”), by and among InnerWorkings, Inc., a Delaware corporation, InnerWorkings Europe Limited, a company incorporated under the laws of England and Wales, Emerson Palmer and Lorraine Palmer (Emerson Palmer and Lorraine Palmer, together, the “selling stockholders”), we purchased all of the outstanding shares of Xpando Media (Ireland) Limited, a private limited company incorporated in Ireland (“Xpando”), in exchange for shares of our common stock. The selling stockholders are the recipients of the shares of common stock previously issued, or to be issued, by us in connection with the Purchase Agreement.

This prospectus registers up to 766,670 shares of common stock on behalf of the selling stockholders, consisting of (i) 203,043 shares of common stock previously issued to the selling stockholders and (ii) up to 563,627 shares of common stock that may be issued to the selling stockholders if certain financial milestones are achieved by Xpando during certain measurement periods described herein.

The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors in interest, may offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both.  These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.  The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both.  See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “INWK.”  On September 13, 2013, the closing sale price of our common stock on the NASDAQ Global Select Market was $10.72 per share.  You are urged to obtain current market quotations for our common stock.

A prospectus supplement may add, update or change information contained in this prospectus.  You should carefully read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus and the applicable prospectus supplement before you make your investment decision.

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Investing in our common stock involves certain risks.  You should carefully read and consider the section entitled “Risk Factors” on page 4 and the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement and in any other documents we file with the Securities and Exchange Commission.

_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy and adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2013

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS	2

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2

PROSPECTUS SUMMARY	3

RISK FACTORS	4

USE OF PROCEEDS	4

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS	4

SELLING STOCKHOLDERS	6

PLAN OF DISTRIBUTION	7

LEGAL MATTERS	8

EXPERTS	8

INFORMATION INCORPORATED BY REFERENCE	8

WHERE YOU CAN FIND ADDITIONAL INFORMATION	9

ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any amendment to this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information, and if anyone provides, or has provided you, with different or inconsistent information, you should not rely on it.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus, as well as the information filed previously with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus, the applicable prospectus supplement or any sale of our common stock.

A prospectus supplement may add to, update or change the information contained in this prospectus.  You should read both this prospectus and the applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”  In this prospectus, references to the “Company,” “InnerWorkings,” “registrant,” “we,” “us,” and “our” refer to InnerWorkings, Inc.  The phrase “this prospectus” refers to this prospectus and the applicable prospectus supplement, unless the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and our management’s assumptions.  In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, including those in certain of our filings with the SEC incorporated by reference herein.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Other risks, uncertainties and factors, including those discussed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, could cause our actual results to differ materially from those projected in any forward-looking statements.  Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

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PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock.  You should carefully read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our common stock.

InnerWorkings, Inc.

We are a leading global marketing supply chain company. With proprietary technology, an extensive supplier network and deep domain expertise, we procure, manage and deliver printed materials and promotional products as part of a comprehensive outsourced enterprise solution. Our technology is designed to capitalize on excess manufacturing capacity and other inefficiencies in the traditional print supply chain to obtain favorable pricing and to deliver high-quality products and services for our clients.

This prospectus relates to resales of shares of common stock previously issued, or to be issued, by us in connection with a recent acquisition (the “Acquisition”). Pursuant to that certain Share Purchase Agreement, dated July 9, 2013 (the “Purchase Agreement”), by and among InnerWorkings, Inc., a Delaware corporation, InnerWorkings Europe Limited, a company incorporated under the laws of England and Wales, Emerson Palmer and Lorraine Palmer (Emerson Palmer and Lorraine Palmer, together, the “selling stockholders”), we purchased all of the outstanding shares of Xpando Media (Ireland) Limited, a private limited company incorporated in Ireland (“Xpando”), in exchange for shares of our common stock. The selling stockholders are the recipients of the shares of common stock previously issued, or to be issued, by us in connection with the Purchase Agreement.

This prospectus registers up to 766,670 shares of common stock on behalf of the selling stockholders, consisting of (i) 203,043 shares of common stock previously issued to the selling stockholders and (ii) up to 563,627 shares of common stock that may be issued to the selling stockholders if certain financial milestones are achieved by Xpando during certain measurement periods described herein.

The aggregate purchase price payable to the selling stockholders pursuant to the Purchase Agreements is €6,500,000 (the “Aggregate Consideration”). The Aggregate Consideration is comprised of the following: 203,043 shares of our common stock issued on July 9, 2013 and up to €5,000,000 in shares of our common stock if certain financial milestones are achieved during measurement periods between July 1, 2013 and June 30, 2017 (the “Aggregate Earn-Out”).

This prospectus relates to the resales of shares of our common stock previously issued, or to issued, by us in connection with the Purchase Agreement.

Our principal executive offices are located at 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.  Our telephone number is (312) 642-3700.  Our website is located at www.inwk.com.  The information on our website is not part of this prospectus.

The Offering

Common Stock Offered by the Selling Stockholders	766,670(1)(2)

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

NASDAQ Global Select Market Symbol	INWK

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(1)	Includes 203,043 shares of our common stock that were issued to the selling stockholders on July 9, 2013 pursuant to the Purchase Agreement. Also includes 563,627 shares of our common stock that may be issued pursuant to the Aggregate Earn-Out. For purposes of this prospectus, we have assumed all future payments, which are more fully described under “Issuance of Common Stock to Selling Stockholders,” will be earned in full. The number of shares of our common stock to be issued to the selling stockholders for such future payments has not yet been determined and is therefore estimated herein.

(2)	The maximum Aggregate Earn-Out is €5,000,000 to be paid in shares of our common stock based on the closing price of our common stock on the NASDAQ Global Select Market on the last trading day of the applicable measurement period, with such price converted to euro based upon the exchange rate published by www.oanda.com for such trading day. The number of shares registered pursuant to the Aggregate Earn-Out was estimated by dividing €5,000,000 by the closing price (converted to euro based upon the exchange rate published by www.oanda.com on August 12, 2013) of our common stock on the NASDAQ Global Select Market on August 12, 2013, which was $11.84.

RISK FACTORS

You should carefully consider the risks under the caption “Risk Factors” in our filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision.   If any of these risks actually occur, there could be a material adverse effect on our business, financial condition, cash flows or results of operations. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.  These are not the only risks we face, and additional risks that are not yet identified or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

The proceeds from the sale of shares of common stock offered pursuant to this prospectus are solely for the account of the selling stockholders.  We will not receive any proceeds from the sale of shares by the selling stockholders.  The selling stockholders will pay any underwriting discounts and commission and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

The Aggregate Consideration payable to the selling stockholders in connection with the Acquisition is an amount equal to up to €6,500,000.  The Aggregate Consideration for the Acquisition is comprised of (A) 203,043 shares of our common stock issued on July 9, 2013 and (B) up to €5,000,000 in shares of our common stock if certain financial milestones are achieved during measurement periods between July 1, 2013 and June 30, 2017, as described below (the “Aggregate Earn Out”).

Pursuant to the Aggregate Earn-Out, the selling stockholders will be eligible to receive earn-out payments having an aggregate maximum value of €5,000,000 based on certain financial objectives. These objectives are defined in terms of consolidated earnings of Xpando and its subsidiary excluding interest, taxes, depreciation and amortization (“EBITDA”). The specific terms of the Aggregate Earn-Out are as follows:

•	For the period beginning on July 1, 2013 and ending on June 30, 2014 (the “First Measurement Period”), EBITDA must equal or exceed €700,000 in order for the selling stockholders to be entitled to receive €1,000,000 in shares of our common stock;

•	For the period beginning on July 1, 2014 and ending on June 30, 2015 (the “Second Measurement Period”), EBITDA must equal or exceed €800,000 in order for the selling stockholders to be entitled to receive €1,100,000 in shares of our common stock; and

•	For the period beginning on July 1, 2015 and ending on June 30, 2016 (the “Third Measurement Period”), EBITDA must equal or exceed €900,000 in order for the selling stockholders to be entitled to receive €1,200,000 in shares of our common stock.

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In each measurement period, if EBITDA is less than the target EBITDA, but equals or exceeds 90% of the target EBITDA, the selling stockholders will be entitled to receive an amount equal to the earn-out payment for such measurement period, reduced by 10% for every 1% or part of 1% by which the actual EBITDA is less than the target EBITDA.

To the extent that EBITDA for the measurement periods described above exceeds the target EBITDA (such excess, the “Excess EBITDA”), then up to €50,000 of such Excess EBITDA will be applied, without duplication, to the calculation of EBITDA for one or more prior or subsequent measurement periods to the extent that EBITDA for any such prior or subsequent measurement period is less than the target EBITDA for such measurement period, and the amount of the earn-out payment with respect to such measurement period will be recalculated accordingly.

In addition to the earn-out payments described in the bullet points above, the Aggregate Earn-Out includes additional payments, which shall be paid as follows:

•	If Xpando has not required any working capital support from us to fund the operations of the Xpando during the first three measurement periods and the selling stockholders are entitled to €3,300,000 pursuant to the terms in the bullet points set forth above, then the selling stockholders are entitled to receive an additional €300,000 in shares of our common stock; and

•	If the average annual EBITDA for the First Measurement Period, Second Measurement Period, Third Measurement Period and the period beginning on July 1, 2016 and ending on June 30, 2017 equals or exceeds €1,400,000 per annum, the selling stockholders shall be entitled to receive an additional €1,400,000 in shares of our common stock.

All payments in connection with the Aggregate Earn-Out will be paid in shares of our common stock based on the closing price (converted to euro based on the exchange rate published by www.oanda.com for such trading day) of our common stock as reported on the NASDAQ Global Select Market on the last trading day of the applicable measurement period.

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SELLING STOCKHOLDERS

If certain requirements are satisfied as discussed under “Issuance of Common Stock to Selling Stockholders,” we may in the future issue certain shares of common stock covered in this prospectus to the selling stockholders pursuant to the terms of the Purchase Agreement.

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of August 12, 2013 by the selling stockholders, as determined in accordance with Rule 13d-3 of the Exchange Act. It assumes that the selling stockholders will be issued 563,627 shares of our common stock, which is an estimate of the number of shares that may be issued to the selling stockholders in the future pursuant to the Aggregate Earn-Out, as described in further detail in “Prospectus Summary—the Offering.” The number of shares we are required to issue may be greater or less than the assumed amount depending on (i) the price of our common stock on the dates that we are required to use to determine the number of shares of our common stock to be issued and (ii) whether the selling stockholders are otherwise eligible to receive the shares.

Name of Selling stockholders	Shares of Common Stock Beneficially Owned Prior to this Offering(1)			Number of Shares of Common Stock Being Offered(2)
	Number	Percentage
Emerson Palmer(3)(4)	511,113	*	%	511,113
Lorraine Palmer(3)(4)	255,557	*	%	255,557

*Less than 1%

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of August 12, 2013, and the percentage is based upon 50,957,708 shares of our common stock outstanding as of August 12, 2013.

(2)	The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering.

(3)	The address for Emerson Palmer and Lorraine Palmer is 12 Maple View, Oldtown Demesne, Sallins Road, Naas, Co. Kildare.

(4)	Includes 135,362 and 67,681 shares of our common stock that were issued to Emerson Palmer and Lorraine Palmer, respectively, on July 9, 2013 pursuant to the Purchase Agreement. Also includes the maximum number of shares that the selling stockholders can earn based on assumed future aggregate share payments pursuant to the Aggregate Earn-Out equal to €5,000,000 divided by the closing price (converted to euro based upon the exchange rate published by www.oanda.com on August 12, 2013) of our common stock on the NASDAQ Global Select Market on August 12, 2013, which was $11.84. All shares of common stock issued pursuant to the Aggregate Earn-Out will be allocated 2/3 to Emerson Palmer and 1/3 to Lorraine Palmer.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time in one or more transactions on the NASDAQ Global Select Market or any other organized market where our shares of common stock may be traded sell any or all of its shares of our common stock through underwriters, dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale.  The selling stockholders may distribute the shares of our common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent or principal of all of the shares held by the selling stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to this prospectus.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of our common stock to be offered for resale by the selling stockholders under this prospectus has been passed upon for us by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

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•	our Current Reports on Form 8-K filed with the SEC on June 26, 2013 and July 31, 2013;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2012; and

•	the description of our capital stock as set forth in our Registration Statement on Form 8-A/A filed with the SEC on April 26, 2013.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654, phone number (312) 642-3700. Information contained on our website, http://www.inwk.com, is not a prospectus and does not constitute part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.  You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654, phone number (312) 642-3700.

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